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                                                                    EXHIBIT 12.1

                CENTERPOINT ENERGY, INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

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

                                                                                                           NINE
                                                                                                          MONTHS
                                                       YEAR ENDED DECEMBER 31,                             ENDED
                                 -------------------------------------------------------------------   SEPTEMBER 30,
                                    1999          2000          2001           2002          2003          2004
                                 -----------   -----------   -----------   -----------   -----------   -------------
Income from continuing
   operations..................  $ 1,389,188   $    52,306   $   356,621   $   481,963   $   408,771   $    42,804

Income taxes for continuing
   operations..................      779,539       159,039       201,253       272,246       205,064        24,781

Minority interest expense
   (income)....................           --           (37)          (36)           11           (55)          (57)

Capitalized interest...........      (13,010)       (6,855)       (4,765)       (4,970)       (4,029)       (2,866)
                                 -----------   -----------   -----------   -----------   -----------   -----------
                                   2,155,717       204,453       553,073       749,250       609,751        64,662
                                 -----------   -----------   -----------   -----------   -----------   -----------

Fixed charges, as defined:

   Interest and distribution
     on trust preferred
     securities................      469,477       505,709       541,879       711,812       741,087       583,374

   Capitalized interest........       13,010         6,855         4,765         4,970         4,029         2,866

   Interest component of
     rentals charged to
     operating expense.........       12,217        11,762        11,823        12,228        11,464         8,437
                                 -----------   -----------   -----------   -----------   -----------   -----------
   Total fixed charges.........      494,704       524,326       558,467       729,010       756,580       594,677
                                 -----------   -----------   -----------   -----------   -----------   -----------
Earnings, as defined...........  $ 2,650,421   $   728,779   $ 1,111,540   $ 1,478,260   $ 1,366,331   $   659,339
                                 ===========   ===========   ===========   ===========   ===========   ===========

Ratio of earnings to fixed
   charges.....................         5.36          1.39          1.99          2.03          1.81          1.11
                                 ===========   ===========   ===========   ===========   ===========   ===========
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